UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 22, 2021

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S Employer Identification No.)

4000 Meridian Boulevard

Franklin, Tennessee 37067

(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CYH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 22, 2021, Community Health Systems, Inc. (the “Company”) and its wholly-owned subsidiary CHS/Community Health Systems, Inc. (the “Borrower”) entered into an Amendment and Restatement Agreement (the “Amendment”) to refinance and replace its existing ABL Credit Agreement, dated as of April 3, 2018 (the “ABL Credit Agreement” and, as amended by the Amendment, the “Amended and Restated ABL Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents party thereto. Pursuant to the Amended and Restated ABL Credit Agreement, the lenders have extended to the Borrower a revolving asset-based loan facility in the maximum aggregate principal amount of $1,000,000,000, subject to borrowing base capacity (the “ABL Facility”). The ABL Facility includes borrowing capacity available for letters of credit of $200,000,000.

Borrowings under the ABL Facility bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) a base rate or (b) the Federal Reserve’s secured overnight financing rate (the “SOFR rate”). The applicable margin under the ABL Facility will be determined based on excess availability as a percentage of the maximum commitment amount under the ABL Facility at a rate per annum of 0.75%, 1.00% and 1.25% for loans based on the base rate and 1.75%, 2.00% and 2.25% for loans based on the SOFR rate. The applicable commitment fee rate under the ABL Facility will be determined based on average utilization as a percentage of the maximum commitment amount under the ABL Facility at a rate per annum of either 0.25% or 0.375% times the unused portion of the ABL Facility.

In addition to paying interest on outstanding principal under the ABL Facility, the Borrower is required to pay customary commitment and letter of credit fees.

Principal amounts outstanding under the 5-year ABL Facility will be due and payable in full on November 22, 2026. The ABL includes a 91 day springing maturity applicable if more than $350 million in the aggregate principal amount of the Borrower’s 6.625% senior notes due 2025, 8.000% senior notes due 2026, 5.625% senior secured notes due 2027, or refinancings thereof scheduled to mature or similarly become due on a date prior to November 22, 2026.

The Company and all domestic subsidiaries of the Company that guarantee the Borrower’s other outstanding senior and senior secured indebtedness will guarantee the obligations of the Borrower under the ABL Facility. Subject to certain exceptions, all obligations under the ABL Facility and the related guarantees are secured by a perfected first-priority security interest in substantially all of the accounts receivable, deposit, collection and other accounts and contract rights, books, records and other instruments related to the foregoing of the Company, the Borrower and the guarantors as well as a perfected junior-priority third lien security interest in substantially all of the other assets of the Company, the Borrower and the guarantors, subject to customary exceptions and intercreditor arrangements.

The ABL Facility contains negative and affirmative covenants, events of default and repayment and prepayment provisions customarily applicable to asset-based credit facilities.

The foregoing summary of the Amendment, the Amended and Restated ABL Credit Agreement and the ABL Facility and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

The following exhibits are filed herewith:

10.1*	Amendment and Restatement Agreement dated as of November 22, 2021, among CHS/Community Health Systems, Inc., as the Borrower, Community Health Systems, Inc., as the Parent, the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent for the lenders.

*

Certain schedules and similar attachments have been omitted in reliance on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. The company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

Date: November 22, 2021	By:	/s/ Kevin J. Hammons
Kevin J. Hammons President and Chief Financial Officer (principal executive officer)